Exhibit 99.1

The Annual Meeting of Stockholders was adjourned until February 26, 2014 at 9:00 a.m. CST. The polls will remain open for voting during the adjournment period. Your vote is very important; if you have not submitted your proxy please do so immediately.

New estimated share value expected to be announced in mid-December. As in the past, the net asset value method will be used to estimate the value. Once the new estimated share value is disclosed, we will communicate it to our shareholders, along with how the estimated value was determined.

Dear Stockholder:

On November 15, 2013, the Annual Meeting of Stockholders was convened, but because a quorum was not present, no formal action was taken. It has come to our attention that a number of our stockholders experienced a delay in receiving the proxy materials until right before or after the meeting date, and we apologize for the delay in receiving these important materials.

The Annual Meeting of Stockholders was adjourned and a new date for the meeting was announced - February 26, 2014. The polls will remain open for voting during the adjournment period. So, if you have not submitted your proxy please do so immediately. Your vote is very important and will still be recorded. Those of you who have voted do not need to submit a new proxy, as your vote has already been registered. The presence, in person or by proxy, of stockholders holding 50% of the shares outstanding is necessary to constitute a quorum and conduct business at the meeting.

If you have not reviewed the proxy materials yet, along with the election of directors, the company is proposing several changes to the REIT’s charter. Our Board of Directors (including all of the independent directors) unanimously recommends that our stockholders vote “FOR” each of the proposals as set forth in the proxy statement. Our Board believes that by voting “FOR” the proposed charter changes in the proxy statement, the Company will have a charter similar to other listed public companies.

This will give us a greater ability to execute on our long-term strategy. As a reminder, part of our strategy is to concentrate our portfolio of assets into student housing, lodging and multi-tenant retail, which we believe will offer us the ability to capture rent increases and future property appreciation as the economy recovers at a more normalized rate. This strategy, we believe, will also bring the company closer to launching our first portfolio liquidity event in the next 12 to 24 months, if it is in the best interest of the stockholders.

Regarding the charter changes, it is important to note that we believe stockholders are already and, if the proposals are approved, will continue to be protected by the Maryland General Corporation Law provisions that require our directors and officers to act in accordance with certain proscribed standards of care. Our guiding principal is to do what is in the best interest of the Company and its stockholders.

If you have any questions about the proxy, please don’t hesitate to contact our Investor Services team at 800.826.8228. The proxy materials, including the proposed changes to our charter are available on the Inland American website at www.inlandamerican.com.

Estimated Share Value Announcement

Each year we calculate an estimated share value to assist broker dealers and other fiduciaries of retirement plans with their annual reporting requirements. This year that value is expected to be announced in mid-December. As in the past, the Net Asset Value method will be used to estimate the value. Once the new estimated share value process is completed, we will communicate it to our shareholders along with how the estimated value was determined.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.04167 per share for the month of November 2013. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to a 7.2% annualized yield based on our current estimated per share value. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, our ability to successfully close certain sale transactions and receipt of related proceeds is subject to a number of conditions that are outside our control and which may not be satisfied, and other risk factors, described in the most recent 10-K and 10Q or Current Reports on Form 8-K.